EX-28.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 23, 2024, relating to the financial statements and financial highlights of Aggressive Investors 1 Fund, Ultra-Small Company Fund, Ultra-Small Company Market Fund, Small-Cap Value Fund, Omni Small-Cap Value Fund, and Managed Volatility Fund, each a series of Bridgeway Funds, Inc., and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings”, “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
October 24, 2024